Exhibit 8.2

Suite 1301, 13/F, E Building, GT Land Plaza

13 Zhujiang East Road

Guangzhou 510623, P. R. China

T: (86-20) 2805-9088

F: (86-20) 2805-9099

junhegz@junhe.com

MINISO Group Holding Limited

25F, Heye Plaza, No.486, Kangwang Middle Road

Liwan District, Guangzhou 510140, Guangdong Province

The People’s Republic of China

Re: PRC Legal Opinion on Certain PRC Law Matters

March 31, 2022

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region) and are qualified to issue an opinion on the laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof (“PRC Laws”).

We are acting as the PRC counsel to MINISO Group Holding Limited (the “Company”), a company incorporated under the laws of the Cayman Islands and listed on the New York Stock Exchange, in connection with the proposed sales of certain number of Class A ordinary shares, par value US$0.00001 per share in the Company (“Shares”) in accordance with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Transactions”).

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by the PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

1.	We are requested to give this opinion in connection with the section “Enforceability of Civil Liabilities – PRC” in the Registration Statement regarding PRC Laws.

2.	Based upon the foregoing and subject to the qualifications set out below, we hereby confirm our opinion as set forth under the caption “Enforceability of Civil Liabilities – PRC” in the Registration Statement.

3.	We hereby consent to the use of our name under the caption “Enforceability of Civil Liabilities – PRC” and “Legal Matters” in the Registration Statement.

4.	This opinion is subject to the following qualifications,

(1)   This opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(2)   This opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws; and

(3)   This opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this opinion.

This opinion is rendered to you for the purpose hereof only, and save as provided herein, this opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee and its legal counsel) without our express prior written consent, except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

[The remainder of this page is intentionally left blank.]

(Signature page)

Yours faithfully,

/s/ JunHe LLP
JunHe LLP